DH APPAREL COMPANY, INC.
                               BOARD OF DIRECTORS
                             RESOLUTIONS RESPECTING
                               AMENDMENT OF BYLAWS

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     The Board of Directors (the "Board") of DH Apparel Company, Inc., a Georgia
corporation (the "Company"),  does hereby adopt the following resolutions of the
Board:

     WHEREAS, the Board believes that it is in the best interest of the Company and its shareholders to amend the Company's bylaws (the "Bylaws") to provide that the Company's Chairman of the Board or Chief Executive Officer, as well as the Company's President or any Vice President, may sign certificates for the Company's stock;

     NOW THEREFORE, the Board hereby adopts the following resolutions:

     RESOLVED, that Section 7.2 of the Bylaws is hereby amended by adding the phrase "the Chairman of the Board, the Chief Executive Officer," to such Section
7.2 immediately before the phrase "the President or a Vice President."

     RESOLVED, that the Company shall cause to be performed all such acts as shall be necessary or advisable in order to accomplish the purposes of these resolutions.

     RESOLVED, that the officers of the Company, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any notices of the amendment of the Bylaws provided herein required to be filed by applicable law or rules with any governmental or regulatory agency and any stock market, stock exchange or other self regulatory organization on which the Company's securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company's obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board's approval thereof.

     RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby ratified.

     RESOLVED, that the Secretary or any Assistant Secretary of the Company is authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

     RESOLVED, that these resolutions supersede any prior resolutions of this Board, if any, that are inconsistent with these resolutions.

Adopted February 17th, 2000.